Exhibit A

SOUTHERN SELLIBEN TRUST

- and –

MZI KHUMALO

AGREEMENT

- relating to -

SHARE LOAN AGREEMENT

Dated: June 29, 2026

- i -

1.	PARTIES

The Parties to this Agreement are:

1.1.	THREE RIVERS PTC LIMITED in its capacity as trustee of the Southern Selliben Trust (Lender); and

1.2.	MZI KHUMALO (Borrower)

2.	BACKGROUND

A.	The Lender holds the Loaned Shares as trustee of the Trust.

B.	Under the Business Combination Agreement, the Borrower is or will become entitled to receive the Earnout Shares from the Company on satisfaction of the Earnout Conditions.

C.	The Lender has agreed to lend the Loaned Shares to the Borrower, and the Borrower has agreed to redeliver Equivalent Shares to the Lender, on the terms of this agreement. The parties intend that the Borrower will apply the Earnout Shares, once received, towards satisfaction of its redelivery obligation.

3.	DEFINITIONS AND INTERPRETATION

3.1.	In this Agreement, unless clearly inconsistent with or otherwise indicated by the context:

3.1.1.	“Agreement” means the agreement set out in this document and in the appendices hereto;

3.1.2.	“Business Day” means a day (other than a Saturday, Sunday or public holiday) on which registered banks are open for general banking business in Auckland, New Zealand;

3.1.3.	“Business Combination Agreement” means the business combination agreement dated 17 June 2024;

3.1.4.	“Cash Value” means, in respect of any Equivalent Shares not redelivered, the market value of those shares determined by reference to the closing price of shares of that class on the Loan Date;

3.1.5.	“Company” means Namib Minerals (trading under the ticker “NAMM”);

3.1.6.	“Earnout Conditions” means the conditions to the issue or transfer of the Earnout Shares to the Borrower under the Business Combination Agreement;

3.1.7.	“Earnout Shares” means the 3 million shares of common stock, in the Company, that the Borrower is entitled to receive from the Company under the Business Combination Agreement on satisfaction of the Earnout Conditions;

3.1.8.	“Encumbrance” means any mortgage, charge, security interest, lien, pledge or other third-party right or interest;

3.1.9.	“Equivalent Shares” means an amount of up to 14 million shares in the Company of the same class and denomination as the Loaned Shares, free of any Encumbrance, together with the benefit of any adjustment under clause 6;

3.1.10.	“Interest Rate” means the rate determined by clause 5.2.

3.1.11.	“Loaned Shares” means an amount of up to 14 million shares of common stock in the Company described in the Schedule.

3.1.12.	“Loan Date” means the date specified in the Schedule (or, if none is specified, the date of this agreement).

3.1.13.	“Longstop Date” means the date specified in the Schedule.

3.1.14.	“Redelivery Date” means the date determined under clause 6.1.

3.1.15.	“Trust” means the trust named in the description of the Lender above, established by the trust deed referred to in the Schedule.

3.1.16.	“Trusts Act” means the Trusts Act 2019.

3.1.17.	Interpretation - headings are for convenience only. The singular includes the plural and vice versa. A reference to a statute includes that statute as amended or replaced. A reference to a party includes its permitted successors and assigns. “Including” and similar words are not words of limitation.

4.	LOAN OF THE LOANED SHARES

4.1.	On the Loan Date, the Lender will lend and transfer the Loaned Shares from its brokerage account to the Borrower’ designated brokerage account, and the Borrower will accept them, on the terms of this Agreement.

4.2.	All legal and beneficial title to the Loaned Shares passes to the Borrower on transfer, free of any Encumbrance. From the Loan Date until redelivery, the Borrower is the absolute legal and beneficial owner of the Loaned Shares and may hold, deal with, transfer or dispose of them as owner, subject only to its redelivery obligation under clause 6.

4.3.	Each party will promptly do everything reasonably necessary to effect the transfer of the Loaned Shares to, and registration of the Loaned Shares in the name of, the Borrower.

5.	LENDING FEE AND INTEREST RATE

5.1.	The Borrower will pay the Lender a lending fee of $50,000 on the Loan Date. Upon receipt of the lending fee, the Lender will simultaneously do all such things as may be necessary to complete the transfer the Loaned Shares to the Borrower.

5.2.	In addition to the lending fee set out in clause 5.1, the Borrower will pay the Lender interest on the loan at the rate of 13% p.a. charged monthly on the last business day of the month, calculated on the value of the Loaned Shares determined by reference to the close price of the shares on the Loan Date.

5.3.	Interest shall be payable monthly in arrears until the Equivalent Shares are redelivered to the Lender. The Lender will prepare and deliver to the Borrower monthly calculation of interest owed plus any administrative expenses incurred by the Lender in relation to this Loan for the respective month, and the Borrower is to make payment of such interest owed.

6.	REDELIVERY

6.1.	The Borrower must redeliver an amount of up to 14 million Equivalent Shares, such number to be determined according to the number of shares loaned by the Borrower, to the Lender on the Redelivery Date, being the earlier of: (a) the 5th Business Day after the date the Borrower receives the Earnout Shares; or (b) the Longstop Date (c) or 5 working days upon receiving written notice from the Lender demanding for repayment.

6.2.	The Borrower may make partial repayments and redeliver any portion of the Equivalent Shares any time before the Borrower receives Earnout Shares or the Longstop Date whichever is the earlier date.

6.3.	Redelivery is effected by the Borrower transferring the Equivalent Shares to the Lender free of any Encumbrance and doing everything reasonably necessary to register the Lender (in its capacity as trustee of the Trust) as the holder.

6.4.	It is hereby noted that the obligation is absolute. Although the parties intend the Borrower to use the Earnout Shares to satisfy this clause 6, the Borrower’s obligation to redeliver Equivalent Shares is absolute and is not conditional on the Borrower receiving the Earnout Shares or on satisfaction of the Earnout Conditions.

7.	FAILURE OF THE EARNOUT – SHORTFALL

7.1.	If, on or before the Longstop Date, the Borrower has not received the Earnout Shares, the Borrower must nonetheless redeliver up to 14 million Equivalent Shares, such number being determined according to the number of shares actually borrowed, by the Longstop Date, acquiring any shortfall by purchase on market or otherwise.

7.2.	If the Borrower fails to redeliver any or all of the Equivalent Shares by the Longstop Date, the Borrower must pay the Lender the Cash Value of the Equivalent Shares not redelivered, within 20 Business Days of written demand. Alternatively, the Borrower may elect to have the amounts owed under this Agreement in respect of the Cash Value, set off against sums owed by the Lender to the Borrower.

7.3.	As security for its obligations under this Agreement, the Borrower grants the Lender a security interest in, and assigns to the Lender by way of security, all of the Borrower’s right, title and interest in the Earnout Shares and its rights under the Business Combination Agreement, and will if the Lender requests direct the Company to deliver the Earnout Shares directly to the Lender.

8.	DISTRIBUTIONS AND CORPORATE ACTIONS

8.1.	Replacement payments. If a dividend or other distribution is paid on shares of the relevant class in the Company at any time from the Loan Date until the Redelivery Date, the Borrower must pay the Lender, on the date that distribution is paid, an amount equal to the distribution the Lender would have received had the Loaned Shares not been lent (a replacement payment), subject to clause 8.2.

8.2.	Adjustments - If there is a bonus issue, rights issue, subdivision, consolidation, capital reorganisation or similar event affecting the relevant class of shares during the loan, the number and description of Equivalent Shares will be adjusted so that, so far as practicable, the Lender is placed in substantially the same economic position it would have occupied had the Loaned Shares not been lent.

9.	RIGHTS ATTACHING TO THE SHARES

9.1.	While the Loaned Shares are registered in the Borrower’s name, the Borrower is entitled to exercise all voting and other rights attaching to them.

10.	REPRESENTATIONS AND WARRANTIES

10.1.	Each party represents and warrants that it has full power and authority to enter into and perform this agreement, that this agreement is binding on it, and that entry into it does not breach any law or agreement binding on it.

10.2.	The Lender represents and warrants that, immediately before transfer, it has good title to the Loaned Shares free of any Encumbrance, and that (subject to clause 9) it has power under the trust deed and the Trusts Act to lend and transfer the Loaned Shares.

10.3.	The Borrower represents and warrants that it is (or on satisfaction of the Earnout Conditions will be) entitled to the Earnout Shares under the Business Combination Agreement, and that it has not assigned, charged or otherwise encumbered that entitlement except in favour of the Lender under this agreement.

10.4.	The Borrower warrants that he will do all acts, to the best of his ability, to endeavour to meet the Earnout Conditions and redeem the Earnout Shares.

11.	TRUSTEE CAPACITY AND LIMITATION OF LIABILITY

11.1.	The Lender enters into this agreement only in its capacity as trustee of the Trust and not in any personal capacity.

11.2.	The Lender’s and its directors’ and officers’ liability under this agreement is not personal and is limited to, and recoverable only out of, the assets of the Trust from time to time available to the Lender under its right of indemnity from the Trust. This limitation does not apply, and the Lender remains personally liable, to the extent that the Lender’s right of indemnity is lost or reduced as a result of the Lender’s own dishonesty, wilful misconduct or gross negligence.

12.	TAX

12.1.	The parties acknowledge that this agreement may constitute a returning share transfer and/or a share-lending arrangement for the purposes of income tax, and that each party is responsible for its own tax position. Each party has obtained, or has had the opportunity to obtain, its own independent tax advice.

12.2.	Any replacement payment under clause 6 will be made subject to any resident withholding tax or non-resident withholding tax required to be deducted by law, and the Borrower will account to Inland Revenue for any amount so deducted.

13.	DEFAULT AND TERMINATION

13.1.	An event of default occurs if a party fails to redeliver shares or pay an amount when due and does not remedy that failure within 5 Business Days of notice, breaches any other material term, or becomes insolvent or subject to any insolvency or liquidation process.

13.1.1.	On the occurrence of an event of default that is continuing, the non-defaulting party may action the following by written noticeterminate this agreement and require the immediate redelivery of the Equivalent Shares or payment of the Cash Value, and (in the case of the Lender) enforce any security granted under clause 7.3. Termination does not affect accrued rights.

14.	NOTICES

14.1.	Notices must be in writing and delivered by hand, post or email to the address or email address of the recipient set out in the Schedule (or as later notified). A notice is deemed received when delivered, or on the next Business Day if delivered after 5pm or on a non-Business Day.

15.	GENERAL

15.1.	Entire agreement. This agreement records the entire agreement between the parties about its subject matter and supersedes all prior negotiations and understandings.

15.2.	Variation and waiver. No variation or waiver is effective unless in writing and signed by the parties (or, for a waiver, by the waiving party).

15.3.	Assignment. A party may not assign or transfer any of its rights or obligations without the prior written consent of the other party.

15.4.	Counterparts. This agreement may be signed in counterparts, including electronic copies, each of which is an original and which together constitute one agreement.

15.5.	Governing law and jurisdiction. This agreement is governed by New Zealand law and the parties submit to the non-exclusive jurisdiction of the New Zealand courts.

EXECUTION

Signed by the parties on the date set out at the beginning of this agreement.

/s/ Mzi Khumalo
Name: Mzi Khumalo

SIGNED at ________________________ on this _____ day of ______________ 2026

AS WITNESS:

/s/ Ching Yick
Signature Ching Yick

THREE RIVERS PTC LIMITED as trustee of SOUTHERN SELLIBEN TRUST

/s/ Alexandra Neal
Name: Alexandra Neal

/s/ Tulani Sikwila
Name: Tulani Sikwila

SIGNED at ________________________ on this _____ day of ______________ 2026

SCHEDULE – DEAL DETAILS

Company	Namib Minerals
Loaned Shares	Up to 14 Millon shares in the Company
Loan Date	29 June 2026; or the date the Lender receives the Lending fee whichever is the later date
Longstop Date	11 June 2031 (renewable upon written agreement)
Lending fee	$50,000
Trust deed	Southern Selliben Trust
Notice details – Lender	32 Mahuhu Crescent, Auckland 1010, New Zealand; Alexandra Neal; aneal@conemarshall.com
Notice details – Borrower	mkhumalo@mantungweni.com